Exhibit 99.1

FOR IMMEDIATE RELEASE	Tidelands Bancshares, Inc.
Contact Information:
Alan W. Jackson, Executive Vice President and Chief
Financial Officer
(843) 388-8433

November 8, 2006

Tidelands Bancshares, Inc. Named One of South Carolina’s Fastest-Growing Companiessm 2006

(Mount Pleasant, South Carolina) – Tidelands Bancshares, Inc. was honored as the fourth fastest-growing company in South Carolina during the presentation of the South Carolina’s Fastest-Growing Companiessm 2006 program’s Top 25 winners at the South Carolina Chamber of Commerce’s Annual Summit luncheon event held at Wild Dunes Resort near Charleston S.C. on November 2. The South Carolina’s Fastest-Growing Companiessm program, co-sponsored by Elliott Davis, LLC and the South Carolina Chamber of Commerce, recognizes an exceptional and diverse assembly of businesses from across the state. This year’s winners represent a cross section of industries and business categories, including: manufacturing, professional services, banking and finance, e-commerce, staffing, technology, real estate, retail, merchandising and healthcare among others. Tidelands Bancshares, Inc. will appear with the other award recipients in a major feature article in the annual South Carolina Business magazine.

This year’s winners hail from the Upstate to the Midlands to the Coastal/Lowcountry region. Greenville, Hilton Head Island, Ladson, Laurens and Mount Pleasant are represented in the Top 10. Aiken, Columbia, Conway, Duncan, Florence, Lexington, Myrtle Beach and Spartanburg are all represented in the Top 25 list of winning companies. Overall, 13 cities are represented among this year’s entrants, with the highest number of entries clustered in the Charleston, Columbia, Greenville, Myrtle Beach and Spartanburg areas. Among the Top 25 winners, 17 companies reported revenues greater than $10 million annually. Median revenue for all entrants under consideration is $59 million – up considerably from $19.8 million in 2005; and the largest entrant boasts assets of over $400 million.

According to S. Hunter Howard Jr., president and chief executive officer of program co-sponsor South Carolina Chamber of Commerce, “This year’s finalists represent an exceptional group of entrepreneurs and business owners. The economic viability of South Carolina hinges on companies who innovate and persevere in the face of difficult economic times. And it is these types of middle market companies that represent the backbone of this state’s economy. Without these businesses, we would not be anticipating the bright economic future we see ahead for our state.”

During a time when many companies are just beginning to break out of the cycle of consecutive years of flat sales and profits triggered by the slowly recovering economy, the 25 finalists of 2006 have managed to increase gross revenues (or assets) anywhere from 29 percent to an impressive 384 percent. Most of their chief executives attribute this pattern to innovating and offering superior services and products, clearly defined target markets, a company-wide commitment to first-class customer service, and long-range business planning that accounts for periodic economic downturns.

The unveiling of the 2006 annual list ranking the state’s companies demonstrating significant growth does indeed herald a bright future for South Carolina despite current economic challenges. “It is exceptionally pleasing to have such a diverse group of honorees in the fifth year of the program,” says Todd Mitchell, chairman at Elliott Davis. “We are particularly delighted that not only does interest in the program continue to climb each year, but so does the broad array of industries that choose to compete from all across the state.”

The state’s first recognition initiative that focuses on the achievements of emerging privately and publicly-owned businesses and their contributions to the state’s economy, the South Carolina’s Fastest-Growing Companies program’s rankings were determined using a weighted equation tied to percentage of increases in gross revenues (or assets) and full-time employment.

For more information on the South Carolina’s Fastest-Growing Companiessm 2006 program visit www.elliottdavis.com.